Exhibit 5.1

January 26, 2012

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Re:	Underwritten Public Offering of 400,000 Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, of The Charles Schwab Corporation

Ladies and Gentlemen:

This letter is being furnished to you in connection with the issuance and sale by The Charles Schwab Corporation, a Delaware corporation (the “Company”), of 400,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A of the Company, par value $0.01 per share (the “Shares”), pursuant to that certain Underwriting Agreement dated as of January 23, 2012 by and among the Company, and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”). The issuance and sale of the Shares will be made under the Company’s registration statement on Form S-3 (No. 333-178525), originally filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2011, as amended and supplemented through the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement; (ii) the Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 7, 2001; (iii) the Company’s Fourth Restated Bylaws dated December 12, 2007, as amended on July 28, 2009 and January 27, 2010; (iv) the Underwriting Agreement; (v) resolutions of the Board of Directors of the Company adopted on December 14, 2011, and resolutions of the Pricing Committee of the Board of Directors adopted on January 23, 2012; (vi) the Certificate of Designations of the Shares, filed with the Secretary of State of Delaware on January 26, 2012; (vii) the minute books of the Company provided to us by one or more officers of the Company; (viii) a specimen certificate of the Shares; (ix) one or more certificates of one or more officers of the Company; and (x) one or more certificates of one or more public officials.

In rendering our opinion, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or

The Charles Schwab Corporation

certified copies conform to the original documents, and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting these laws), and we express no opinion with respect to choice of law or conflicts of law.

Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, and assuming, without expressing any opinion with respect thereto, that the Shares have been issued, sold and delivered against payment of the purchase price therefor in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof and is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. We disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement, to the use of our name therein and in the Registration Statement (including the related prospectus supplement) under the caption “Legal Matters,” and to the discussion of this opinion under such caption. By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours, ARNOLD & PORTER LLP

By:	/s/ Teresa L. Johnson
Teresa L. Johnson